Exhibit 99.1
Press release
August 2020

DZS Names Charlie Vogt President and CEO

Renowned industry leader brings extensive high-tech company transformation and growth acceleration experience to emerging fiber access and 5G solutions leader

Plano, Texas, USA, August 3, 2020 – DASAN Zhone Solutions, Inc. (NSDQ: DZSI or “DZS”), a leading enabler of the emerging hyper-connected, hyper-broadband world, today announced it has appointed Charlie Vogt as president, CEO and director effective August 1. Vogt, a distinguished information technology and communications executive, joins DZS from ATX Networks, where he remains a member of the board. He succeeds Yung Kim, who has retired after a successful 40-year international telecommunications career and nearly four years at the helm of DZS.

“It has been an honor to lead DZS as we’ve grown into a global top five next-generation broadband access vendor,” said Kim. “I am pleased to now pass the reins to Charlie, a transformation specialist in the communications industry who is well-known for his work driving acquisition integration, innovation, and rapid growth. His depth of experience in broadband, combined with his energy, entrepreneurial spirit and leadership skills, uniquely position him to lead DZS into its next chapter.”

“Yung Kim has led DZS through a critical period marked by mergers and acquisitions that have elevated the company’s position as a leading global broadband and networking solutions provider to many of the world’s most innovative service providers and enterprises,” said Min Woo Nam, chairman of the DZS board of directors. “We thank him for his leadership and look forward to his continued support while serving as an advisor to the company. As the communications industry evolves at an ever-increasing pace, we are confident that Charlie, with his clear vision and experience transforming both companies and industries, will strengthen the leadership role of DZS in ushering in a new era of broadband connectivity, and enabling the leading communications service providers and enterprises of the future.”

“I am thrilled to lead DZS as innovations in fixed and wireless broadband access solutions and SDN, NFV, and analytics technologies enable the dawn of a hyper-connected world with new opportunities for agile service providers and enterprises,” said Vogt. “Throughout my career, I’ve helped transform industries through generational change – from TDM to VoIP in telecom, from baseband to IP in media broadcast, and most recently, extending the life of broadband service provider networks by 25 years through cutting-edge Hybrid Fiber-Coaxial and spectrum innovation. How people and devices connect, the scale and speed at which they communicate, and the intelligence that informs the quality and optimization of their experience will rapidly transform the communications industry and create extraordinary opportunity. DZS’ innovation and strong relationships with industry leaders uniquely position the company to capitalize on this sea change, and I look forward to working closely with the company’s outstanding team, board, partners and customers to transform this promise into reality.”

A lifelong entrepreneur, Vogt has spent the past two decades leading organizations through high growth and rapid change in challenging and competitive environments. Vogt was most recently president and CEO of ATX Networks, a leader in broadband access and media distribution, where he led the company through extensive transformation and growth. Prior to ATX, Vogt spent five years as president and CEO of Imagine Communications, where he directed the company through revolutionary change as it evolved its core technology, including large-scale restructuring and rebranding and multiple technology acquisitions as he implemented a disruptive vision and growth strategy. Before joining Imagine Communications, Vogt was president and CEO of GENBAND (today known as Ribbon Communications), where he transformed the company from

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Press release
August 2020

a startup to the industry’s global leader in voice over IP and real-time IP communications solutions. His professional career has also included leadership roles at Taqua (Tekelec), Lucent Technology (Nokia), Ascend Communications (Lucent), ADTRAN, Motorola and IBM.

Vogt will be based in the new DZS headquarters in Plano, Texas.

About DZS

DASAN Zhone Solutions, Inc. (NSDQ: DZSI or “DZS”) is a global provider of leading-edge access, 5G transport, and enterprise communications platforms that enable the emerging hyper-connected, hyper-broadband world. A pioneer in disaggregated platforms, SDN, and virtualization, service providers and enterprises look to DZS for the innovation that leads to future-proof networks and outstanding performance. Over 1200 service providers, operators, and enterprises in over 120 countries have leveraged DZS innovation, open solutions, and agility to arm them with the network resources and deployment freedom they need to lead in their markets and deliver an unrivaled communications experience. With manufacturing, engineering, service and support centers of excellence spread across the globe, DZS is positioned to bring next-generation technologies and world-class solutions to service providers and enterprises who are poised to transform, compete and win.

DASAN Zhone Solutions, the DZS logo, and all DZS product names are trademarks of DASAN Zhone Solutions, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change.

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the Company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

For further information see: www.DZSI.com.
DZS on Twitter: https://twitter.com/DASANZhone

DZS on LinkedIn: https://www.linkedin.com/company/dasanzhone/

Press Inquiries:

McKenzie Hurst, Thatcher+Co.

Mobile: +1 408.888.6787

Email: mhurst@thatcherandco.com

This press release can be downloaded here.

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